EXHIBIT 10.3
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made this 4th day of September, 2015 by and between TITAN MACHINERY INC., a Delaware corporation (the “Company”) and MARK KALVODA (“you”).

WHEREAS, the Company and you (collectively, the “parties”) have entered into a letter agreement dated September 5, 2014 (“Letter Agreement”); and

WHEREAS, the parties desire to amend and restate in full the Letter Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the parties agree as follows:

1.Employment. The Company agrees to continue to employ you and you agree to continue to be employed as the Chief Financial Officer (“CFO”) consistent with the terms and conditions set forth in this Agreement.

2.Term. Unless terminated by either party as provided in this Agreement, the term of your employment as CFO of the Company under this Agreement shall be for a rolling three-year period (the “Term”) as follows: the initial term shall commence on the date hereof (“Effective Date”) and end on January 31, 2018, which end date shall be automatically extended by one year on each February 1st. Thus, for example, on February 1, 2016, the end date shall be extended to January 31, 2019, and on February 1, 2017, the end date shall be extended to January 31, 2020. Such automatic extensions shall continue unless either party provides the other with written notice terminating the automatic extensions prior to August 1 of any year.

3.Responsibilities. During your employment with the Company as CFO, you will report to the Chief Executive Officer of the Company (the “CEO”) and will be responsible for the overall operations and direction and financial matters of the Company. You agree to serve the Company faithfully and to the best of your ability, and to devote your full working time, attention and efforts to the business of the Company. You further agree to make yourself available as needed, in a timely manner, to address business issues that may arise. You may, to a reasonable extent, participate in charitable activities, personal investment activities and outside businesses that are not competitive with the business of the Company and serve on boards of directors, so long as such activities and directorships do not interfere with the performance of your duties and responsibilities to the Company; provided, that you shall report on all such activities and directorships to the CEO at least annually.

4.Representations. By signing this Agreement, you represent and confirm that you are under no contractual or legal commitments that would prevent you from fulfilling your duties and responsibilities to the Company as CFO.

5.Base Salary. You will be paid a base salary as recommended by the CEO and approved by the Compensation Committee of the Board (the “Committee”). Your base salary will be reviewed annually, and may be adjusted upward from time to time but will not be reduced during the Term without your consent.

6.Incentive Bonus. For each full fiscal year of the Company that you are employed during the Term, you will be eligible for an incentive award opportunity payable from 0% to 100% of your base salary at the rate in effect at the end of such fiscal year, pursuant to the terms and conditions recommended by the CEO and approved by the Committee, based upon a target equal to 50% of your annual base salary at the rate in effect at such time. Objectives will be established by the Committee for each fiscal year. Any annual incentive bonus earned for a fiscal year will be paid to you within two and one-half (2½) months after the end of such fiscal year.

7.Long-Term Equity Incentive. On June 1 of each year that this Agreement is in effect, or such other date as determined by the Committee, you may be entitled to receive a restricted stock award. The number of shares under each award shall be determined by dividing your annual base salary in effect on the date of grant by the closing sale price of the Company’s stock on the date of grant. Each award shall be granted in accordance with the terms of the Company’s Equity Grant Policy, and will be subject to such terms (including, without limitation, vesting, risk of forfeiture, or similar terms) as shall be recommended by the CEO and approved by the Committee.

8.Benefits. During your employment with the Company, you will be eligible to participate in the employee benefit plans and programs generally available to other executive officers of the Company, and in such other employee benefit plans and programs to the extent that you meet the eligibility requirements for each individual plan or program and subject to the provisions, rules and regulations applicable to each such plan or program as in effect from time to time. The plans and programs of the Company may be modified or terminated by the Company in its discretion.

9.Paid Time Off. During your employment with the Company, you will receive paid time off (“PTO”) in accordance with the policies and practices of the Company. PTO shall be taken at such times so as not to unduly disrupt the operations of the Company. While away from the office, you agree that business issues may arise that require your attention, whether remotely or in person.

10.Office Location. Your employment will be based at the Company’s headquarters in West Fargo, North Dakota. Regular travel will be required in the course of performing your duties and responsibilities as CFO.

11.Termination. You may terminate the employment relationship during the Term with at least 60 days’ written notice. The Company may terminate the employment relationship during the Term for Cause at any time with written notice, subject to compliance with the procedures herein, or without Cause with at least 60 days’ written notice. Upon termination of your employment by either party for any reason, you will promptly resign any and all positions you then hold as officer or director of the Company and any of its affiliates.

12.Severance.

(a)Qualifying Termination. In case of termination of your employment by the Company without Cause prior to the expiration of the Term or in the case of voluntary resignation of your employment for Good Reason prior to the expiration of the Term (each a “Qualifying Termination”), the Company will pay you as severance pay an amount equal to the sum of (a) your annual base salary at the rate in effect on your last day of employment plus (b) the average annual incentive bonus paid to you in the three (3) years preceding the Qualifying Termination. The Company will pay the severance amount in twelve (12) equal monthly installments beginning on the first day of the month coinciding with or immediately following the expiration of the rescission period under the Release as set forth in Section 12(c). In addition, upon a Qualifying Termination the Company will, for a period of 12 months following the effective date of termination of your employment, allow you to continue to participate in the Company’s group medical and dental plans on the same basis, and the Company will contribute toward the monthly premium at the same rate, as of your last day of employment, if you timely elect COBRA continuation coverage. Benefits provided by the Company may be reduced if you become eligible for comparable benefits from another employer or third party.

(b)Change in Control Termination. Notwithstanding any other provision contained herein, if your employment is terminated within twelve (12) months following a Change in Control by you for Good Reason or by the Company without Cause (“Change in Control Termination”), the Company will pay you as severance an amount equal to two times the sum of (a) your annual base salary at the rate in effect on your last day of employment plus (b) the average annual incentive bonus paid to you in the three (3) years preceding the Change in Control Termination. The Company will pay the severance amount in twenty four (24) equal monthly installments beginning on the first day of the month coinciding with or immediately following the expiration of the rescission period under the Release as set forth in Section 12(c). In addition, upon a Change in Control Termination the Company will, for a period of 24 months following the effective date of termination of your employment, allow you to continue to participate in the Company’s group medical and dental plans on the same basis, and the Company will contribute toward the monthly premium at the same rate, as of your last day of employment, if you timely elect COBRA continuation coverage. Benefits provided by the Company may be reduced if you become eligible for comparable benefits from another employer or third party.

(c)Conditions. Payment by the Company of any severance pay or premium reimbursements under this paragraph will be conditioned upon you (1) signing and not revoking a full release of all claims against the Company, its affiliates, officers, directors, employees, agents and assigns, substantially in the form attached to this Agreement as Exhibit A (the “Release”), within 30 days of the Qualifying Termination or Change in Control Termination; (2) complying with your obligations under this Agreement, including the noncompetition covenant herein, or any other agreement continuing between you and the Company then in effect; (3) cooperating with the Company in the transition of your duties; and (4) agreeing not to disparage or defame the Company, its affiliates, officers, directors, employees, agents, assigns, products or services.

(d)Terminations other than Qualifying Terminations and Change in Control Terminations. In the event of termination of your employment by the Company for Cause, or resignation by you other than for Good Reason, the Company’s only obligation hereunder shall be to pay such compensation and provide such benefits as are earned by you through the date of termination of employment.

(e)Definitions of Cause, Good Reason and Change in Control. For purposes of this Agreement, “Cause,” “Good Reason,” and “Change in Control” have the following definitions:

“Cause” shall mean the occurrence of any of the following:

i.	Material breach of this Agreement;

ii.	Willful refusal to perform your duties without justification, or willful misconduct or gross negligence in the performance of your duties under this Agreement;

iii.	A material breach by you of the Company’s material policies or codes of conduct or of your material obligations under any other agreement between you and the

Company;

iv.	The willful engagement in dishonesty, fraud, illegal conduct, with respect to or in the course of the business or affairs of the Company, which materially and adversely harms the Company;

v.	Conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; and

vi.	Death or permanent disability.
Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause under any of (i) – (iv) unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company’s Board of Directors at a meeting of the Board called and held for this purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that you have engaged in conduct described in any of (i) – (iv) above specifying the particulars thereof in detail. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you will have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause. Permanent disability shall be determined consistent with the standards of the Company’s long-term disability plan or, if the Company does not have a plan, with the standards established by the Social Security Administration.

“Good Reason” means any one or more of the following occurring without your consent:

i.
The assignment to you of material duties inconsistent with your status or position as Chief Financial Officer, or other action that results in a material change in your status, responsibilities, duties, authority, base salary, compensation, position, or change in reporting relationship;

ii.	The relocation of your principal office for Company business to a location more than forty (40) miles from the Company’s current headquarters;

iii.	Material breach by the Company of any terms or conditions of this Agreement; or

iv.	The failure of the Company to require a successor to assume the terms of this Agreement.
A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 30 days after the condition comes into existence and the Company fails to substantially remedy the condition within 30 days after receiving your written notice.

“Change in Control” shall mean the occurrence of any of the following:

i.
One person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company;

ii.
A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

iii.	The sale of all or substantially all of the Company’s assets.

13.Vesting of Outstanding Stock Options, Restricted Stock, and Performance Based Awards.

(a)Qualifying Termination. In the event of a Qualifying Termination, and subject to your compliance with the conditions stated below, the Company agrees that (i) your non-vested stock options and restricted equity awards that vest with the passage of time and that are not intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code (“Non-Performance Equity Awards”) will not be forfeited due to your separation of employment and will be earned by you under the normal vesting schedule; and (ii) your non-vested equity-based compensation awards that are intended to constitute performance-based compensation under Section 162(m)(4)(C) of the Code (“Performance Equity Awards”) shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements.

(b)Change in Control Termination. In the event of a Change in Control Termination, and subject to your compliance with the conditions stated below, the Company agrees that: (a) your Non-Performance Based Equity Awards shall become fully vested and earned as of the first day following the expiration of the rescission period under the Release; and (b) your Performance Based Equity Awards shall vest and be earned in accordance with the terms of the applicable award agreement.

(c)Conditions. Your rights to receive the benefits of the vesting of the equity awards described above in subparagraphs (a) and (b) are conditioned upon you:

i.
signing and not revoking a full release of all claims against the Company, its affiliates, officers, directors, employees, agents and assigns, substantially in the form attached to this Agreement as Exhibit A, within 30 days of the termination event;

ii.
not directly or indirectly, whether on your own behalf or that of a third party (other than the Company), engaging in the business (whether as an owner of, or as employee, director or officer of or consultant to any business, other than the Company, that is engaged in the business), of owning or operating agricultural or construction equipment stores in any state or Canadian province in which the Company or its subsidiaries owns or operates any agricultural or construction equipment stores during the term of your employment;

iii.	not directly or indirectly, either for yourself or any other person or entity solicit, inducing, or attempting to induce any employee of the Company to leave the employ of the Company; and

iv.	complying with your obligations under the Release.
In the event of any non-compliance with the obligations set forth above, all of your then non-vested equity awards will immediately be forfeited. The parties acknowledge and agree that the effective compliance period applicable to the conditions stated above, based on the vesting schedule of the applicable awards, may be longer than the periods set forth elsewhere for similar covenants in this Agreement and the Release.

(d)Terminations other than Qualifying Terminations and Change in Control Terminations. In the event of termination of your employment by the Company for Cause, or resignation by you other than for Good Reason, your outstanding equity awards shall be forfeited or vested in accordance with the terms of applicable equity award agreements.

14.Noncompetition. In consideration of you and the Company entering into this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to protect the reasonable business interests of the Company, you agree that while you are an employee of the Company, and for a period of 24 months after termination of your employment for any reason, you will not directly or indirectly, whether on your own behalf or that of a third party (other than the Company), engage in the business (whether as an owner of, or as employee, director or officer of or consultant to any business, other than the Company, that is engaged in the business), of owning or operating agricultural or construction equipment stores in any state or Canadian province in which the Company or its subsidiaries owns or operates any agricultural or construction equipment stores during the term of your employment. You agree that the Company will be entitled to equitable relief without the requirement of posting a bond to enforce the terms of such noncompetition restriction, in addition to any other rights or remedies that the Company may have. In the event that any provision of this noncompetition clause (or any other provision contained in this Agreement) shall be determined by any court of competent jurisdiction to be unenforceable, such provision shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action so as to be enforceable to the extent consistent with then applicable law. This noncompetition clause shall survive the termination of your employment, and shall apply whether the termination of your employment is voluntary or involuntary and regardless of the reason for such termination.

15.Non-Solicitation of Employees. You agree that for a period of 24 months following your employment with the Company, you will, not directly or indirectly, either for yourself or any other person or entity solicit, induce, or attempt to induce any employee of the Company to leave the employ of the Company.

16.Confidential Information. You have had and will continue to have access to and familiarity with the confidential and proprietary information of the Company. You agree that all Confidential Information, whether or not in writing, concerning the Company is and shall be the exclusive property of the Company. For purposes of this paragraph, the term “Confidential Information” means information that is not generally known and that is proprietary to the Company or that has been made available to the Company in a manner reasonably understood to require confidential treatment, including, without limitation, trade secret information about the Company and its products; information relating to the business of the Company or anticipated to be conducted by the Company; any of the Company’s past, current or anticipated products; information about the Company’s research, development, manufacturing, purchasing, accounting, engineering, marketing, selling, leasing, servicing, discoveries, improvements, inventions, designs, graphs, drawings, methods, techniques, plans, strategies, customer lists, licensee lists, marketing plans, pricing and other policies, forecasts, budgets, customer information, financial data, personnel data; and any other material relating to Confidential Information, however documented. All information that you have a reasonable basis to consider Confidential Information or that is treated by the Company as being Confidential Information shall be presumed to be Confidential Information, without regard to the manner in which you obtain access to such information.

During the time you are employed with the Company and for a period of ten (10) years following the date your employment with the Company ends for any reason (except with respect to trade secrets, which you agree to keep confidential for so long as such information remains a trade secret), and except (i) in the ordinary course of performing your employment duties for the Company, (ii) as expressly authorized in writing by the Board, or (iii) as compelled to disclose Confidential Information by judicial or governmental authority, you agree not to disclose any Confidential Information to persons or entities outside the Company, or to use any Confidential Information for any other purpose, either during or after your employment, unless and until such Confidential Information has become public knowledge without fault by you. You also agree to deliver all written, electronic, magnetic, computer or other recorded or tangible material and copies thereof containing Confidential Information to the Company upon the earlier of a request by the Company or the date your employment with the Company ends. You further agree to treat all confidential information and know-how of any affiliate, employee, customer, contractor, vendor, or supplier of the Company, as applicable, in the same manner as the Confidential Information.

17.Indemnification. The Company will indemnify you in connection with your duties and responsibilities for the Company in accordance with applicable statutory and common law the Company’s bylaws and as set forth in any indemnification agreement between you and the Company from time to time.

18.Taxes. The Company may withhold from any compensation and severance benefits payable to you hereunder such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation.

19.Remedies. You acknowledge that your covenants and obligations hereunder are of special, unique, and intellectual character, which gives them a peculiar value, the actual or threatened breach of which may result in substantial injuries and damages, for which monetary relief may fail to provide an adequate remedy at law. Accordingly, if the Company institutes any action or proceeding to enforce the provisions hereof, seeking injunctive relief or specific performance, you hereby waive the claim or defense that the Company has an adequate remedy at law, and you will not urge in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. Nothing in this provision limits the parties’ rights to seek any and all remedies available under applicable law, including equitable and legal relief, either separately or cumulatively, for breach or threatened breach of contract.

20.Section 409A and Restrictions. Notwithstanding anything to the contrary in this Agreement, and to the maximum extent permitted by law, this Agreement shall be interpreted in such a manner that all payments to you are either exempt from, or comply with, Section 409A of the Code and the regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), including without limitation any such regulations or other guidance that may be issued in the future. It is intended that payments under this Agreement will be exempt from Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, so as not to subject you to payment of interest or any additional tax under Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions). In furtherance thereof, if the provision of any reimbursement or in-kind benefit payment hereunder that is subject to Section 409A at the time specified herein would subject such amount to any additional tax under Section 409A, the provision of such reimbursement or in-kind benefit payment shall be postponed to the earliest commencement date on which the provision of such amount could be made without incurring such additional tax. Notwithstanding anything in this Agreement to the contrary, if any of the severance payments described in Agreement are subject to the requirements of Section 409A and the Company determines that you are a “specified employee” as defined in Section 409A as of the date of your Qualifying Termination of Change of Control Termination, such payments shall not be paid or commence earlier than the first day of the seventh month following the date of your Qualifying Termination or Change of Control Termination. In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this paragraph) would result in you being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement to the extent necessary (including retroactively) in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and you. You acknowledge and agree that the Company has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that you are solely responsible for all taxes due with respect to such compensation and benefits.

Notwithstanding anything in this Agreement to the contrary, if the Company determines, in its sole discretion, that the payment of the group medical and dental premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then, in lieu of providing such premiums, the Company may, in its sole discretion, elect to instead pay you, on the first day of each month, a fully taxable cash payment equal to such premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the applicable severance period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. If you participate in another group health or dental plan or otherwise ceases to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.

21.Clawback. The incentive based compensation paid to you under this Agreement is subject to recovery or clawback under applicable laws or regulations and any clawback or recoupment policy adopted by the Company’s Board of Directors to comply with applicable legal or stock exchange listing requirements, which such recovery or clawback you agree to pay promptly upon demand.

22.Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware.

23.Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

24.Entire Agreement. This Agreement and the documents referenced herein constitute the entire agreement between the parties, and supersedes all prior discussions, agreements, and negotiations between us. No amendment or modification of this Agreement will be effective unless made in writing and signed by you and an authorized officer or director of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

TITAN MACHINERY INC.

By: /s/ Stanley Dardis
Stanley Dardis
Chair of the Compensation Committee

/s/ Mark Kalvoda
Mark Kalvoda

Exhibit A
FORM OF RELEASE BY MARK KALVODA

1.Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.I, me, and my include both me (Mark Kalvoda) and anyone who has or obtains any legal rights or claims through me.

B.Titan means Titan Machinery Inc., any company related to Titan Machinery Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Titan Machinery Inc.

C.Company means Titan; the present and past officers, directors, committees, shareholders, and employees of Titan; any company providing insurance to Titan in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by Titan (other than multiemployer plans); the attorneys for Titan; and anyone who acted on behalf of Titan or on instructions from Titan.

D.Agreement means the employment agreement between me and Titan with an Effective Date of September 4, 2015, including all of the documents attached to such agreement.

E.My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether I now know about such rights or not, including without limitation:

i.	all claims arising out of or relating to my employment with Titan or the termination of that employment;

ii.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

iii.
all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Family and Medical Leave Act, the Fair Credit Reporting Act, the North Dakota Human Rights Act, N.D. Stat. § 14.02-4-01 et seq., the North Dakota Equal Pay Act, N.D. Stat. § 34-06.1-01 et seq., the North Dakota Age Discrimination Act, N.D. Stat. § 34-01-17, and workers’ compensation non-interference or non-retaliation statutes;

iv.
all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

v.
all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay and paid time off, perquisites, and expense reimbursements;

vi.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

vii.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any rights I may have to indemnification from Titan as a current or former officer, director or employee of Titan; any claims for payment of severance benefits under the Agreement; any rights I have to severance pay or benefits under the Agreement; or any claims I may have for earned and accrued benefits under any employee benefit plan sponsored by the Company in which I am a participant as of the date of termination of my employment with Titan.

2.Consideration. I am entering into this Release in consideration of Titan’s obligations to provide me certain severance pay and benefits as specified in the Agreement. I will receive consideration from Titan as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that I would not be entitled to the consideration under the Agreement if I did not sign this Release. The consideration is in addition to anything of value that I would be entitled to receive from Titan if I did not sign this Release or if I rescinded this Release. I acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date of this Release) by virtue of any employment by the Company.

3.Agreement to Release My Claims. In exchange for the consideration described in the Agreement, I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

4.Cooperation. Upon the reasonable request of the Company, I agree that I will (i) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by me in my capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records; (ii) reasonably consult with the Company regarding business matters that I was involved with while employed by the Company; and (iii) be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that I may have knowledge of by virtue of my employment by or service to the Company. In performing my obligations under this paragraph to testify or otherwise provide information, I will honestly, truthfully, forthrightly, and completely provide the information requested, volunteer pertinent information and turn over to the Company all relevant documents which are or may come into my possession.

5.My Continuing Obligations. I understand and acknowledge that I must comply with all of my post-employment obligations under the Agreement. I will not defame or disparage the reputation, character, image, products, or services of Titan, or the reputation or character of Titan’s directors, officers, employees and agents, and I will refrain from making public comment about the Company except upon the express written consent of an officer of Titan.

6.Additional Agreements and Understandings. Even though Titan will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me with regard to My Claims. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

7.Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

8.Period to Consider the Release. I understand that I have 21 days from the last day of my employment to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I understand and agree that if I sign this Release prior to my last day of employment with Titan it will not be valid and Titan will not be obligated to provide the consideration described in the Release.

9.My Right to Rescind this Release. I understand that I may rescind this Release at any time within 7 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 7-day rescission period has expired without my rescinding it. I understand that if I rescind this Release Titan will not be obligated to provide the consideration described in the Release.

10.Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Titan by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Titan by hand or by mail within the 7-day rescission period. All deliveries must be made to Titan at the following address:

General Counsel
644 East Beaton Drive
West Fargo, ND 58078

If I choose to deliver my acceptance or the rescission by mail, it must be postmarked within the period stated above and properly addressed to Titan at the address stated above.

11.Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims. I agree that the provisions of this Release may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of Titan and by me.

12.My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Titan. No child support orders, garnishment orders, or other orders requiring that money owed to me by Titan be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated this ____ day of __________, 20____.

__________________________________________

Mark Kalvoda

A-4